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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the KimaLink 2000 Equity Incentive Plan (as assumed by Broadcom Corporation) and PortaTec Corporation Amended and Restated Stock Option/Stock Issuance Plan (as assumed by Broadcom Corporation), of our report dated January 23, 2001 (except Notes 2, 8 and 11, as to which the date is March 30, 2001), with respect to the consolidated financial statements and schedule of Broadcom Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP


Orange County, California
August 16, 2001